Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Deutsche DWS International Fund, Inc. (formerly Deutsche International Fund, Inc.) of our report dated December 20, 2017, relating to the financial statements and financial highlights, which appears in DWS Emerging Markets Equity Fund’s (formerly Deutsche Emerging Markets Equity Fund) Annual Report on Form N-CSR for the year ended October 31, 2017. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

August 27, 2018